Exhibit 99,1

PRESS RELEASE

Playlogic Entertainment, Inc. updates fiscal year 2008 outlook

Amsterdam / New York, March 20, 2009 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced today that it expects net loss and loss per share for the FY 2008 despite the financial outlook previously provided on November 14, 2008.

Net loss for the FY 2008 is expected to be between $9.0 million and $10.0 million.

Loss per share for the FY 2008 is expected to be between -/-$0.21 and -/-$0.23.

The revised expectations are the result of the current economic crisis combined with a significant one time additional impairment on capitalized software of between $4.0 million and $5.0 million and the shift in product release dates from 2nd HY 2008 to the 1st HY 2009.

Playlogic is continuing it’s investment in new releases and IP resulting in substantial growth in revenues and Playlogic expects to be profitable for the fiscal year 2009.

Playlogic expects to publish 12 games on different platforms (28 SKU’S) in 2009 among which the highly expected “Fairytale Fights” (PS3, Xbox 360, PC), the movie based “They Came from Upstairs” (Wii, DS, PS2, PC) and “Infernal” (Xbox 360).

Mr. R. Smit, EVP added: “The second half of 2008 has been challenging. The postponement of several SKU’s from end of last year to this year directly impacted our revenues. The result is that this shift has strengthened the line up for 2009 even further and, together with the large impairment the company is taking, we view both events to be positive for our 2009 financial year results.”

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 110 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands . Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 12 titles, on several platforms, during 2009.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. Van Duivenbode
Corporate IR/PR Officer
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com

For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com